Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Larry Gerdes, CEO, larry.gerdes@trcr.com
Lance Cornell, CFO, lance.cornell@trcr.com
678-808-0600

January 7, 2009

(BW) (TRANSCEND SERVICES, INC.) (TRCR)

TRANSCEND ANNOUNCES

COMPLETION OF ACQUISITION OF

DEVENTURE HEALTH PARTNERS

Atlanta, Georgia. TRANSCEND SERVICES, INC. (NASDAQ: TRCR), the third largest provider of medical transcription services to the U.S. healthcare market, today announced that it has completed the previously announced acquisition of DeVenture Global Partners, Inc., d/b/a DeVenture Health Partners, as of January 1st, 2009.

Founded in 2003 and headquartered in Canton, Ohio, DeVenture provides medical transcription services to approximately 30 customers across the United States. With unaudited 2007 revenue of $2.5 million, projected 2008 revenue of approximately $3.8 million and a current annualized revenue run rate of approximately $4.8 million, DeVenture has grown by consistently providing excellent service to their customers, resulting in high customer retention and success in adding new business.

“We are very pleased with the substantial progress we have already made on the integration of our two companies,” stated Transcend Chief Operating Officer Sue McGrogan. “We have transitioned DeVenture’s employees to Transcend as of January first, and there seems to be an excellent cultural fit between our two companies. We are happy to see that like Transcend, DeVenture delivers about 80% of its service domestically and we intend to continue to deliver the vast majority of our services using domestic transcription professionals. In fact, we are actively recruiting domestic transcriptionists to handle growth opportunities. The DeVenture management team is excited about adopting our operating model, just as we are excited about leveraging their perspective, skills and experience to grow the business. We have been proactively communicating with DeVenture’s customers and ensuring them that the same team that has served them well in the past will continue to serve them well in the future.”

“The combination of our companies deepens our relationship with Nuance,” added Executive Vice President of Sales and Marketing Leo Cooper. “Transcend is the largest alliance partner for eScription, Nuance’s enterprise-wide computer-aided medical transcription platform. With our number one overall medical transcription company ranking in the 2008 Best in KLAS report, we are also the highest ranked eScription alliance partner. We are pleased with the DeVenture sales pipeline overall and with the opportunity to win future eScription business in particular.”

Under the terms of the agreement, Transcend will pay $4.25 million to acquire substantially all of the net assets of DeVenture, subject to a final working capital adjustment, including $3.45 million paid at closing. In addition, Transcend may pay an earn-out based on revenue realized over the first six months of 2009. No debt was assumed and the purchase price was funded using cash on hand. Transcend currently expects the transaction to increase its revenue growth rate, to have no impact on its internal earnings per share projections in the first quarter of 2009 and to be slightly accretive to those projections for the remainder of 2009.

About Transcend Services, Inc.

Transcend believes that accurate, reliable and timely transcription creates the foundation for the patient medical record. To this end, the Company has created Internet-based, speech-recognition enabled, voice-to-text systems that allow its skilled medical language specialists to securely and quickly produce the highest quality medical documents. The Company’s wide range of transcription and editing services encompass everything needed to securely receive, type, edit, format and distribute electronic copies of physician-dictated medical documents, from overflow projects to complete transcription outsourcing. For more information, visit http://www.transcendservices.com.

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that represent our expectations, anticipations or beliefs about future events, including our operating results financial condition, liquidity, expenditures, and compliance with legal and regulatory requirements. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially depending on a variety of important factors. Factors that might cause or contribute to such differences include, but are not limited to, competitive pressures, loss of significant customers, the mix of revenue, changes in pricing policies, delays in revenue recognition, lower-than-expected demand for the Company’s products and services, business conditions in the integrated health care delivery network market, general economic conditions, and the risk factors detailed in our periodic, quarterly and annual reports on Forms 8-K, 10-Q and 10-K that we file with the Securities Exchange Commission (“SEC”) from time to time. With respect to such forward-looking statements, we claim protection under the Private Securities Litigation Reform Act of 1995. Our SEC filings are available from us, and also may be examined at public reference facilities maintained by the SEC or, to the extent filed via EDGAR, accessed through the web site of the SEC (http://www.sec.gov). In addition, factors that we are not currently aware of could harm our future operating results. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to make any revisions to the forward-looking statements or to reflect events or circumstances after the date of this press release.